FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2025

CARDONE REIT I, LLC

Commission File No. 024-11674

87-1814422

I.R.S Employer Identification No.

Delaware

(State or other jurisdiction of incorporation or organization)

Cardone Capital LLC

18851 NE 29th Ave STE 1000

 Aventura, FL 33180

Office: (310) 777-0255

Email: invest@Cardonecapital.com

All correspondence:

Jonathan Sabo, Esq.

Dodson Robinette PLLC | Crowdfunding

Lawyers 1431 E. McKinney St. Suite 130

Denton, TX 76209

(940) 205-5167

EMAIL FOR CORRESPONDENCE: jonathan@crowdfundinglawyers.net

Class A Interests (Unit)

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Cardone REIT I, LLC (the “Company”, “Cardone Equal Opportunity Fund 1”, “CEOF1 “CRI,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. These risk factors include, but are not limited to, the factors referenced in the Cardone REIT I, LLC Offering Circular filed pursuant to Regulation A, dated October 31, 2022, (“Offering Circular”) in the section entitled “RISK FACTORS” beginning on page 13, which are incorporated herein by reference to the Offering Circular.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate market specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease units;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside refinancing;

•	decreased rental rates or increased vacancy rates;

•	changes in multi-family or geographic market trends;

•	changes in real estate and zoning laws and increases in real property tax rates and values;

•	failure of acquisitions to yield anticipated results;

•	failure to achieve the target returns, internal rate of return, multiple and distributions to Members;

•	legislative or regulatory changes impacting our business or our assets; and

•	exposure to liability relating to environmental and health and safety matters.

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CARDONE REIT I, LLC

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2025

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PART II

Cardone REIT I, LLC

Item 1. Business

The Company

CARDONE REIT I, LLC (the “Company”) is a limited liability company organized July 22, 2021 under the laws of Delaware and managed by Cardone Capital LLC, a Delaware limited liability company (the “Manager”). The Company was organized to primarily invest directly or indirectly in real estate within the multifamily or commercial real estate segment.

The Company started its offering of Class A Units on October 29, 2021, and commenced operations on December 10, 2021, when 8,502 Class A units were issued to investors, debt instruments were executed, and the Company invested in three multifamily real estate investments. The Company concluded its offering on October 20, 2023, at which point it had issued 74,936 Class A units. As of December 31, 2025, the Company had 74,934 Class A Units issued and outstanding. As of April 30, 2026, the Company has invested the proceeds of this offering in seven multifamily real estate investments and one commercial property.

The Company invests in real estate through limited liability companies (“Cardone Member LLC’s”) (treated as partnerships) that own a single multifamily property or commercial property (through single purpose entities “SPE’s”). The Cardone Member LLC’s are each co-owned by the Company, an affiliated entity for accredited investors with common management (a “Cardone Equity Fund” or “CEF”), and Grant Cardone, manager of Cardone Capital, LLC. Grant Cardone typically owns from 0% to 2.5% of the LLC’s. The Manager has parallel invested the funds raised from the Company’s offering in the Cardone Member LLCs alongside funds raised from different CEF offerings and funds from Grant Cardone. (See Annual Report Item 7. Financial Statements, Note 3 Investments in Unconsolidated Investees and Note 5 Related Party Transactions for further information.) As of April 30, 2026, the Company currently holds the following real estate investments:

•

A 20% ownership interest in Cardone Las Olas LP, LLC which owns Las Olas Walk Owner, LP and Cardone Las Olas GP, LLC (dba 10X Living at Las Olas), which owns and operates a 456-unit, Class A luxury apartment community located in Fort Lauderdale, Florida. This newly built property is located in downtown Fort Lauderdale’s only midrise community and features direct access to Fort Lauderdale’s New River. The property was built in 2020 with an average unit size of 916 sq. ft. The Company paid $12,580,000 for this 20% ownership interest in December 2021, which is 20% of the total capital invested in Cardone Las Olas LP, LLC.

•

A 20% ownership interest in Cardone Riverwalk Member, LLC which owns Elevate One River LLC (dba 10X Living at Riverwalk), which owns and operates a 260-unit luxury high-rise apartment complex located in Fort Lauderdale, Florida. This property was built in 2020 with an average unit size of 904 sq. ft. The Company paid $7,040,000 for this 20% ownership interest in December 2021, which is 20% of the total capital invested in Cardone Riverwalk Member, LLC.

•

A 20% ownership interest in Cardone Sunrise Member, LLC which owns Sunrise 390, LLC and Sunrise 390 Annex, LLC (dba 10X Living at Sunrise), which owns and operates a 390-unit garden-style apartment complex located in Sunrise, FL. This property was built in 1996 with an average unit size of 967 sq. ft. and is considered a value-add property which the manager plans on improvements to both the units and common area components. The Company paid $4,930,000 for this 20% ownership interest in December 2021, which is 20% of the total capital invested in Cardone Sunrise Member, LLC at that time. Since acquisition, the Company has made additional capital contributions of $450,000 to fund value-add projects, which is 20% of the total additional capital contributions made to Cardone Sunrise Member, LLC.

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•

An ownership interest in Cardone Miami River Member, LLC, which owns M-VIII South River P1 Owner, LLC (d/b/a 10X Living Miami River), which owns and operates a 346-unit, Class A luxury apartment community located in Miami, Florida. This property was built in 2020 with an average unit size of 815 sq. ft. The Company paid $7,050,000 for this 15% ownership interest, which was 15% of the total capital invested in Cardone Miami River Member, LLC in March 2022. However, on August 8, 2025, Cardone Miami River Member, LLC admitted an affiliated CEF as a new partner, acquiring a 27.84% ownership interest. Proceeds from the transaction were used to repay existing debt and refinance the remaining balance with a new $90.8M five-year fixed-rate mortgage loan at 4.895%. As a result of this transaction, the Company’s ownership interest decreased from 15.00% to 10.82%.

•

A 20% ownership interest in Cardone Corporate Member, LLC, which owns Cardone Corporate Center located in Scottsdale, Arizona. This is a commercial office comprised of two office towers totaling 262,187 square feet. The towers were built in 2004 and 2006. The Company paid $14,600,000 for this 20% ownership interest, which is 20% of the total capital invested in Cardone Corporate Member, LLC in November 2022.

•

A 20% ownership interest in Cardone Edison Member, LLC, which owns G&I The Edison, LLC located in Fort Myers, Florida. This is a 327-unit multifamily building, which was purchased for $99,250,000 with an assumable loan of $50,358,000. The Company paid $10,440,000 for its 20% ownership interest, which is 20% of the total capital invested in Cardone Edison Member, LLC in August of 2023.

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A 10% ownership interest in Cardone Icaria Member, LLC, which owns Icaria 236, LLC located in Tarpon Springs, Florida. This is a 236-unit multifamily building. The Company paid $5,465,338 in December 2023 for the initial acquisition. An additional $174,295 was paid in February 2024, for a total of $5,639,633 for this 10% ownership interest, which is 10% of the total capital invested in Cardone Icaria Corporate Member, LLC in December of 2023.

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An 18.27% ownership interest in Coral Pointe 252 LLC, which owns The Forum at Coral Pointe. This 252-unit multi family was built in 2017. It features a resort style pool, club house and two dog parks. The Company paid $10,689,846 for its 18.27% membership interest, which is 18.27% of the total capital invested in Coral Pointe 252 LLC in March 2024.

This brings the total capital investment to $73,419,479 as of April 30, 2026.

The Company will receive distributions from each Cardone Member LLC on a pro rata basis with such Cardone Member LLC’s other members, based on net income generated from the rents associated with each SPE owned by such Cardone Member LLC. The SPEs make distributions to the Cardone Member LLCs at the times and in the amounts determined by the SPE’s managing member or manager (each of whom is an affiliate of the Manager) after setting aside the amounts deemed necessary for projected expenses, working capital, and reserves. Such distributions are also subject to limits imposed by applicable law and the terms of any applicable loan documents. Currently, the rent-based distributions will be the Company’s primary source of revenues. The Company also expects these properties will appreciate over the expected hold period of seven (7) to ten (10) years. The Company anticipates it will receive its pro rata portion of the net proceeds from the disposition of the property held by each SPE.

Membership Interests

The terms of the Class A Interests are governed by the Company’s Operating Agreement (“Operating Agreement”) as may be amended from time to time. The Company’s membership interest is comprised of Class A and Class B Units. Class A units are non-voting units on any matter. Class B Units, which were issued to the Manager at formation as founder’s interests, are entitled to one vote per Class B Unit on all matters upon which the Members have the right to vote under the operating agreement. The Company began making quarterly distributions in 2022 and has distributed a total of $9,261,375 to Class A Members as of April 30, 2026.

Class A Members are entitled to 80% of distributable cash from operations and receive priority distributions of distributable cash from capital transactions until their total unreturned capital contributions are reduced to zero. Class B Units were issued to the Manager at formation and were not required to make capital contributions.  Class B Members participate in allocations and distributions of distributable cash as provided in the operating agreement. Generally, Class B members are entitled to 20% distributable cash from operations and to a “Catch-Up Allocation” and residual 20% share of distributable cash from capital transactions after Class A Members have received full return of their capital contributions.

The Manager has the discretion to distribute more than 80% of distributable cash to the Class A unitholders, with the intention that at a later time, when the cash flow from operations increases or a Capital Transaction occurs, the Manager will adjust cash distributions to ensure that cumulative total return is 80% to Class A and 20% to Class B. To allow it to do this, the Manager also has the discretion to allocate less than 80% of distributable cash to Class A unitholders so long as at least 80% of all Distributable Cash allocated to date (excluding any Distributable Cash allocated to Class A Members for return of capital contributions) remains allocated to the Class A Members. See Annual Report Item 7. Financial Statements Note 4 Members’ Equity. The impact of this at April 30, 2026 would be to distribute $2,315,344 to Class B unit holders.

Further information about the rights and obligations of the Class A Interests can be found in our Offering Circular, SUMMARY OF AMENDED OPERATING AGREEMENT beginning on page 78, which is incorporated by reference herein as if fully set forth herein.

Management

The Company does not have any employees but relies on services provided by the Manager and its affiliates. The Company’s Manager is Cardone Capital LLC (“Manager”). The Cardone Equity Funds which parallel invest with the Company in the Cardone Member LLCs are also managed by the Company’s Manager. The Company and the CEFs, and the Cardone Member LLCs operate under the direction of Mr. Grant Cardone, who is the Managing Member of Cardone Capital, LLC.

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Mr. Cardone is also the Managing Member of Cardone Real Estate Acquisitions, LLC, (“CREA”). CREA, under the direction of Mr. Cardone, is responsible for the day-to-day operations of the properties, including overseeing the third-party property managers who supervise the day-to-day operations at each property and the eventual decision regarding each property’s disposal. (See Annual Report Item 3. Directors and Officer for further information.) Further information about the rights and obligations of the Manager, including certain limitations on its liability and rights to indemnification, can be found in our Offering Circular, SUMMARY OF AMENDED OPERATING AGREEMENT beginning on page 78, which is incorporated by reference herein as if fully set forth herein.

The Manager and its affiliates are compensated for their services through returns on its Class B Units and certain fees. The Manager is only receiving returns on its Class B Units and has assigned all of its fees to its affiliate, CREA. CREA will receive an Acquisition Fee equal to 1% of each purchased property’s fixed asset purchase price, a 1% Disposition Fee equal to 1% of the gross disposition price received upon disposition and is also paid an annualized Asset Management Fee equal to 1% of the capital raised by the Company. Each property also pays a market rate property management fee, a portion of which is paid to CREA and a portion of which is paid to a third-party property manager. The Manager and/or its affiliates may also receive other market rate fees in connection with other services provided, including but not limited to construction, construction management, repair and maintenance work performed, real estate and loan brokerage fees, and other professional services. Affiliate(s) of the Manager also have and will receive interest payments in connection with the “pre-funding” of the Company’s investments in the Cardone Member LLCs. See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions and Annual Report Item 3. Executive Officer Compensation, for further information regarding fees and compensation paid to the Manager.

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Potential conflicts of interest include, but are not limited to, the following:

•

Our Manager and its affiliates originate, offers, and manages other investment opportunities and funds outside of the Company including those that have similar investment objectives as the Company, and also may make investments in real estate assets for their own respective accounts, whether or not competitive with our business.

•	The Manager has enlisted the services of a third-party in order to manage the Company’s assets. The compensation for that third- party is at market rates.

•

The acquisitions of investments at higher purchase prices would entitle our Manager to higher acquisition fees and asset management fees regardless of the quality or performance of the investment and, in the case of acquisitions of investments from other entities, might also entitle our Manager or its affiliates or assigns to disposition fees in connection with services for the seller.

•

We may borrow money from the Manager or affiliates of the Manager at prevailing market rates or engage the Manager or affiliate of the Manager to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with a third-party on an arm’s length basis.

•	The Manager and its affiliates are not required to devote all of their time and efforts to our affairs.

•	The terms of our operating agreement (including the Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm’s length.

•	The Members may not remove the Manager.

Further information about potential conflicts of interest of our Manager can be found in our Offering Circular, RISK FACTORS beginning on page 13, which is incorporated by reference herein as if fully set forth herein.

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Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our latest Offering Circular filed with the SEC on October 31, 2022 which may be accessed at www.sec.gov, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Membership Interests.

Competition

The multifamily industry is highly competitive, and we face competition from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic market where our properties are and will be located. If so, this would increase the number of apartment units available and may decrease occupancy and unit rental rates. Furthermore, multifamily apartment communities we acquired compete, or will compete, with numerous housing alternative in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.

Investment Company Act

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended. If at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”.

Legal Proceedings

The Company’s Manager and Grant Cardone are currently defendants in a putative class action lawsuit brought by an investor who alleges violations of the federal securities laws in connection with the sale of interests in the Company and Cardone Equity Fund VI, LLC. Luis Pino v. Cardone Capital LLC et al., Case # 2:20-cv-08499-JFW was filed in Federal District Court for the Central District of California on September 16, 2020 and dismissed with prejudice on April 30, 2021. Having lost in Federal District Court, the plaintiff filed an appeal to the Ninth Circuit Court of Appeals on May 28, 2021, Case # 21-55564. On December 21, 2022, the Ninth Circuit Court of Appeals entered an opinion and memorandum reversing in part and remanding to allow plaintiff to attempt to re-plead certain claims. On June 26, 2023, plaintiff filed a second amended complaint asserting the same claims, and on October 4, 2023, the court dismissed the second amended complaint with prejudice. On November 8, 2023, plaintiff filed a notice of appeal of the dismissal. On June 10, 2025, the Ninth Circuit reversed the dismissal and on August 1, 2025, denied the petition for rehearing en banc, remanding the case to the district court. Defendants have now answered the complaint and, on March 27, 2026, the district court granted the Plaintiff’s motion for Class Certification. Discovery is ongoing. The Company’s Manager and Mr. Cardone do not believe that this case will interfere with their ability to manage the affairs of the Company.

Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Overview

Cardone REIT I, LLC is a Delaware limited liability corporation formed to primarily invest directly or indirectly in multifamily apartment complexes and commercial properties located throughout the United States.

On October 29, 2021, the Company began accepting subscription agreements as a part of raising $75 million under Regulation A Plus from over a wide range of investors, with a primary focus on individual non-accredited investors. On December 10, 2021, the Company began operations when 8,502 Class A units were issued to investors, debt instruments were entered with an affiliate to “pre-fund” a portion of the investment, and the Company invested in three multifamily investments. As of December 31, 2025, the company had 74,934 Class A units and 1,000 Class B units outstanding, and has invested in seven multifamily real estate investments with properties located in South Florida and one commercial property located in Scottsdale, Arizona. As of December 31, 2025, the Company is no longer raising capital and has deployed substantially all of its capital raised.

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Results of Operations

As of December 31, 2025, and 2024, the Company had invested $73,419,479 in multifamily and commercial properties. Net losses for the year ended December 31, 2025 and 2024 totaled $5,255,548 and $9,752,794, respectively, and consisted of losses from unconsolidated investees of $4,359,694 and $8,920,021, asset management fees of $749,362 and $749,364, professional and other fees of $165,895 and $245,297, and interest income and other income of $19,403 and $161,888, respectively. See Annual Report Item 7. Financial Statements for further information regarding investments in unconsolidated investees and fees and compensation paid to the Manager. The Manager notes that the losses from unconsolidated investees are driven primarily by non-cash depreciation and amortization recognized on the properties, which totaled $9,048,330 and $10,786,862, respectively, for the years ended December 31, 2025 and 2024. On March 21, 2024, the Company purchased an 18.27% interest in the Forum at Coral Pointe for $10,689,845, which is the eighth investment the Company has invested in.

The Manager notes that REIT accounting rules require it to record its investments in the properties under the equity method of accounting whereby the investment is comprised of contributions, offset by distributions, and adjusted for the Company’s proportionate share of the investee’s earnings or losses. This calculation does not consider any appreciation to the market value of the properties which has occurred since acquisition. The properties showed a book loss for 2025 and 2024 due primarily to non-cash depreciation and amortization as noted above, resulting in a net loss for each property and a net loss for the Company as a whole.

The multifamily and commercial portfolio finished 2025 with strong occupancy levels ranging from 82% to 97%. South Florida continues to experience increased consumer demand for rental units which has been driving occupancy rates and increases in monthly rental revenues. The Manager anticipates the demand for rental units will remain strong in 2026 for the Company’s locations. The demand for commercial space in Scottsdale has trended upward, with the asset occupancy increasing from 76% at the time of purchase to an average occupancy of 82% for the year ending December 31, 2025. However, occupancy declined during 2025, decreasing from 86% to 82%.

Liquidity and Capital Resources

As of December 31, 2025, the Company currently holds $891,265 in cash, compared with $1,240,013 held on December 31, 2024. The Company expects that this cash will be used to fund operations and future distributions.

Five of the eight SPEs in which the Company has invested have financed their respective properties with non-recourse debt ranging from 71%-92% of each asset’s acquisition cost. As of December 31, 2025, the aggregate debt financing for our entire portfolio of SPE’s is approximately 60% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). Three of the five leveraged SPEs have variable rate loans with initial maturities of two years and two additional one-year extension options, all of which have exercised their second extension options as of April 30, 2026. The remaining two SPE have fixed-rate loans bearing interest at 2.85% and 4.90%, maturing in January 2028 and September 2030, respectively. The three variable rate SPEs have variable rate loans maintain two layers of financing, a senior loan and a mezzanine loan.  Senior debt generally represents approximately 80% of each property’s total financing, with mezzanine debt comprising the remaining 20%. During 2025, stated variable interest rates (inclusive of spread) ranged from approximately 5.80% to 8.81%. Each variable rate loan is subject to its own interest rate cap, limiting the effective rate on those borrowings to a range of approximately 5.10% to 5.75% for senior loans and to a rate of 7.50% for mezzanine loans.

We anticipate that the revenues from the real properties held by the SPE’s will be sufficient to service any associate debt and to pay for any operating expenses associated with the properties for the foreseeable future. We do not anticipate borrowing any additional funds or offering any additional debt or equity in conjunction with the Company’s current investments.

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The Company’s Manager determines the amount of distributions (“Distributable Cash”) to be paid to our investors from the distributions received from the investment in the SPEs which own the properties. Distributions from the properties and distributions to the Class A unitholders began in 2022, and as of December 31, 2025, the Manager has distributed all distributable cash to the Class A Members, which totaled $8,522,301. At the Manager’s discretion, it is initially anticipated that no distributions will be paid to the Class B Interest holder, the Manager, with the intention that at a later time, when the cash flow from operations increases or a Capital Transaction occurs, the Manager may adjust cash distributions to retroactively account for the deferred payments. (See Annual Report Item 7. Financial Statements Note 4 Member’s Equity for further information.) The impact of this at December 31, 2025 would be to distribute $2,130,575 to Class B unit holders.

Distributions paid to investors may not be indicative of future distributions since they are dependent upon the amount of the Company’s available Distributable Cash and the distributions received from the SPEs holding each property which may vary due to changes in rental rates, occupancy, expenses and other obligations of the property and general market conditions.

Trends and Key Information Affecting our Performance

Through December 31, 2025, we believe that current market dynamics and underlying fundamentals suggest an overall positive trend in the United States multifamily housing industry. Our properties are in desirable locations and are positioned to benefit from the wave of new renters relocating from major metropolitan areas, many of whom continue to work remotely. Job growth, increasing household formations, and evolving demographic trends provide a strong backdrop for sustained renter demand.

Several factors continue to reinforce the value proposition of owning multifamily properties. The rising cost of first-time home ownership, coupled with high mortgage interest rates and tight credit standards in the single-family mortgage market, has made renting a more attractive and accessible option for many households. Additionally, the escalating cost of building materials has made new construction less feasible, limiting the supply of new competitive buildings and supporting upward pressure on rental rates.

The tariff policies enacted under the current administration have already begun to affect the housing market. Higher costs for builders and developers have constrained new housing starts, resulting in fewer units entering the pipeline. For renters, this supply limitation has contributed to tighter vacancy rates and firmer rental pricing in many markets. Combined with steady job growth, increasing household formations, and evolving demographic trends, these dynamics reinforce the long-term advantages of holding and operating existing multifamily assets in well-positioned markets.

 Critical Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

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Item 3. Directors and Officers

Mr. Cardone is the sole decision maker of Cardone Capital LLC which is the Manager of the Company. Mr. Cardone is also the Managing Member of Cardone Real Estate Acquisitions, LLC, (“CREA”) which, under the direction of Mr. Cardone, is responsible for the day-to-day operations of the properties, including overseeing the third-party property managers who supervise the day-to-day operations at each property and the eventual decision regarding each property’s disposal. The following table shows the names and ages of the principals of CREA, the Manager’s affiliate who manages the day-to-day operations of the Company, and the positions held by each individual:

Name(1)	Age	Title	Term of Office(2)
Grant Cardone	68	Chief Executive Officer	Inception - Present
Ryan Tseko	41	Executive Vice President	03/2015 - Present
James Derow	55	Chief Operating Officer	08/2024 - Present
Rey Valdez	36	Director of Accounting	06/2025 – Present

(1)	The address for the above individuals listed is 18851 NE 29th Ave STE 1000, Aventura, FL 33180
(2)	Term of Office refers to the officer’s term of office at CREA and predates the inception of the Company.

All of the above individuals work full time for CREA, which is responsible for the day-to-day management of forty-four (44) multifamily communities and two office buildings valued at approximately $5.3 billion. The Principals of CREA as of April 30, 2026 are as follows:

Grant Cardone, President and Chief Executive Officer

Grant Cardone is the Founder and Principle Executive Officer of Cardone Capital LLC, the Company’s Manager, and Cardone Real Estate Acquisitions, LLC, the Manager’s acquisition arm. Mr. Cardone started Cardone Real Estate Acquisitions, LLC in 1995. Mr. Cardone has over 30 years of experience investing in multifamily real estate properties.

Ryan Tseko, Executive Vice President

Ryan Tseko has over ten years of institutional real estate investment experience and currently serves as the Manager’s Executive Vice President focusing on acquisitions and capital relationships. Ryan has been with the Manager since inception and was instrumental in constructing the investment and fundraising procedures currently in place. Prior to joining the Manager, Ryan was a commercial airline pilot for over 10 years. He holds a B.S. in Aviation and Airway Management from Utah Valley State University.

James Derow, Chief Operating Officer

James (“Jim”) Derow has acquired, operated and asset managed over $10 billion of real estate investments including 50,000 multifamily units located throughout the United States. Prior to joining Cardone Capital, Jim co-led the investment and asset management activities of NPRC, a private REIT that owned approximately 20,000 multifamily units, where he held the position of Managing Director from May 2022 to June 2023. Prior to that, Jim was the co-Founder and President of Blossom Properties where, from September 2019 to May 2022, he oversaw the company’s daily operations including acquisitions, asset management and investor reporting. Jim also served as Chief Operating Officer of Pepper Pike Capital Partners from January 2018 to July 2019, a multifamily owner/operator that self-managed its 8,000-unit portfolio. Earlier in his career, Jim spent seven years as a Managing Director at Square Mile Capital Management from February 2007 to July 2014, where he oversaw the acquisition and asset management functions for the firm’s multifamily investments. Jim holds a BA from Harvard University and an MBA from the Ross School of Business at the University of Michigan.

Rey Valdez, Director of Accounting

Rey Valdez joined the Cardone Capital team in 2025 and currently serves as Director of Accounting, where he oversees the firm’s accounting, tax, and treasury functions. Prior to joining Cardone Capital, Rey was a Fund Controller at Rialto Capital, a multi-strategy registered investment adviser. During his eight-year tenure, he served as Controller of Rialto’s real estate equity vehicles, which included multiple equity funds, co-investments, and joint ventures with multibillion-dollar assets under management. Rey also managed the accounting and reporting function for a $16.8 billion loan portfolio owned by the FDIC, Blackstone, and Rialto. Earlier in his career, Rey was a Manager in Deloitte & Touche’s Audit and Assurance Practice, specializing in investment management. Over his seven-year tenure, he served financial services clients including private equity and venture capital funds, fund of funds, and registered investment advisers.  He led the financial reporting, under U.S. GAAP, for numerous multi-billion dollar AUM engagements with complex capital structures. Mr. Valdez holds a Bachelor of Science in Accounting from William Paterson University and is a Certified Public Accountant (CPA).

The principals identified above operate under the direction of Mr. Grant Cardone. He is the sole decision maker of CREA, which provides day-to-day operational services for the Company, and Cardone Capital LLC which is the Manager of the Company. The Manager directs, manages, and controls the Company to the best of its ability and has full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company.

Compensation of Executive Officers

Mr. Cardone does not currently receive any compensation for his services, other than returns he receives from the Company on his direct personal investments in the Company, the returns received by Cardone Capital LLC, which is wholly owned by Mr. Cardone, as the holder of the Class B Interests, and fees assigned by the Manager to CREA, which is also wholly owned by Mr. Cardone. (See Annual Report Item 5,  Interest of Management and Others in Certain Transactions as week as Annual Report Item 7. Financial Statements Note 5 Related Party Transactions, for further information, each of which is incorporated by reference herein as if fully set forth herein.) Each other persons involved in the day-to-day operations of the Company are employed by CREA and each receives compensation from CREA for his or her services.

10

The following table sets forth the cash compensation of the Manager:

Name and Principal Position	Year	Cash Compensation		Other Compensation
Cardone Capital LLC, Manager	2024	$0	(1)	100% of the Class B Interests(2)
Cardone Capital LLC, Manager	2025	$0	(1)	100% of the Class B Interests(2)

(1)

All management fees payable to the Manager are assigned by the Manager to CREA. The total amount of these fees discussed in Item 5: Interest of Management and Others in Certain Transactions and Item 7. Financial Statements Note 5 Related Party Transactions.

(2)	We issued 100% of the Class B Interests on August 31, 2021 to our Manager for no consideration

From inception to December 31, 2025, Cardone Capital LLC has not received any distributions by virtue of its holding the Class B Interests of the Company because the Manager has elected to reallocate distributable cash from Class B Members to the Class A Members. As of December 31, 2025, this would result in a distribution of $2,130,575 to the Manager, which it expects to distribute to the Manager when cash flow from operations increases at the time of the next Capital Transaction.

Item 4. Security Ownership of Management and Certain Securityholders

The following table presents information regarding investments in the Company as of December 31, 2025 by:

•	our Manager;

•	our Manager’s Managing Member; and

•	any equity owner known by us to beneficially hold 10% or more of the Company’s equity interests.

	Number of		Number of
Name	Class A Interests	% of Class A Interests	Class B Interests	% of Class B Interests
Grant Cardone[1]	25[2]	0.03%	1,000[3]	100%

(1)

Grant Cardone owns 100% of the equity interests of Cardone Capital LLC, the Company’s Manager. The business address for Mr. Cardone and Cardone Capital LLC is 18851 NE 29th Ave STE 1000, Aventura, FL 33180.

(2)	Class A Interests above are directly beneficially owned by Mr. Cardone.
(3)	All of the Class B Interests are held directly by Cardone Capital LLC, which is wholly owned by Grant Cardone.

Item 5. Interest of Management and Others in Certain Transactions

The Company utilizes office space provided at no cost from our Manager. Office services are provided without charge by the Company’s Manager

We issued 100% of the Class B Interests to our Manager for no consideration and 25 Class A Units to Grant Cardone (the manager of our Manager) on the same terms as the Units sold via our Regulation A offering (i.e., in exchange for $25,000). The Manager is controlled by Grant Cardone. Grant Cardone is the manager of the Manager. The Manager has and shall receive the following fees and compensation, all of which (to date) have been assigned by the Manager to CREA:

Fee	Timing of the Fee	Amount or Description of Fee

Acquisition Fee	Fees charged to the Company as Properties are acquired

The Manager or its designated assigns will earn an acquisition and due diligence fee of 1.0% of the purchase price of the individual property (multiplied by the percentage of the property that the Company is investing in, in the case of a co-investment). For the year ended December 31, 2025, and  2024, $0 and $560,000 of acquisition fees were paid to the Manager, of which the Company’s proportional share totaled $0 and $108,330, respectively. As of December 31, 2025, all acquisition fees have been fully paid. A total of $8,892,500 in fees have been capitalized as acquisition costs and included in the basis of the respective purchased investment. The Company’s proportional share, based on its ownership interest in the underlying investments, totaled $1,641,830 and is included in the investment cost. The Company does not expect to make any further acquisitions or incur any further acquisition fees.

11

Fee	Timing of the Fee	Amount or Description of Fee

Asset Management Fee	Fees charged to the Company for management of its investments

The Manager or its designated assigns will earn an asset management fee of 1% of the total Capital Contributions made to the Company by its Members (i.e., paid for the purchase of Class A Interests), accrued monthly. For the years ended December 31, 2025 and 2024, the Company incurred $749,362 and $749,364, respectively, in asset management fee expense, of which $1,183,120 and $433,758 remains payable as of December 31, 2025 and 2024, respectively, and is included as a component of due to affiliates in the accompanying balance sheets. These accrued fees are unsecured, do not bear interest, and are payable on demand.

Disposition Fee	Fees charged to the Company as Properties are disposed of

The Manager or its designated assigns will earn a disposition fee of 1.0% of the sales price of the individual property (multiplied by the percentage of the property that the Company is investing in, in the case of a co-investment). As of December 31, 2025, no such fees have been paid or accrued.

Financing Coordination Fee	Fees charged as third-party loans are closed

The Manager or its designated assigns will earn a financing coordination fee of 1.0% of each loan placed on the Asset funded by a third party, whether at the time of acquisition or pursuant to a Refinancing Transaction. As of December 31, 2025, no such fees have been paid or accrued.

Property Management Fee (“Marketing Fee”)	Fees charged monthly during property operation as compensation for day-to-day management services provided

The Manager and/or an affiliated or third-party property managers will receive (in addition to reimbursement of expenses and costs) a property management fee for each Property managed at market rate (the approximate cost of property management services under present circumstances if such cost were negotiated at arms’ length, as estimated by the Manager in good faith) calculated on the monthly gross income from that Property, paid as an expense of the Property. A portion of the Property Management fees paid by the Cardone Member LLC’s to property managers was remitted to a designated affiliate of the Manager for assistance with the properties’ marketing program. The Company’s proportional share of this fee, based on the ownership of the respective investments, totaled $97,443 and $114,481 for the years ended December 31, 2025 and 2024, respectively. Total fees are difficult to determine at this time.

Fees for Professional Services	Fees charged to the Company as Services are Provided

The Manager and/or its affiliates will be reimbursed the fair value for provision of professional services to the Company at reasonable commercial rates on either an hourly or per-service basis. As of December 31, 2025, no such fees have been paid or accrued.

Other Fees	Fees charged to the Company as Services are Provided

The Manager and/or its affiliates may receive market rate fees (the approximate cost of a good or service under present circumstances if such cost were negotiated at arms’ length, as estimated by the Manager in good faith) and costs for any construction, construction management, repair and maintenance work performed, and real estate and loan brokerage fees with respect to such services provided to or with regard to each such property. As of December 31, 2025, no other fees have been paid or accrued. Total fees are difficult to determine at this time.

Loans	Loans Repaid According to their Terms

The Manager and/or its affiliates may receive compensation from the Company for providing loans, including, but not limited to, purchase mortgages, refinance mortgages, and construction lines of credit. The Manager or its affiliates will receive reimbursement of reasonable expenses paid or incurred by the Manager or its affiliates in connection with the Company’s operations, including any legal, financial and tax reporting, and accounting costs, which may be paid from Capital Contributions, operating revenue, or reserves. Such loans, if any, will be on terms that the Manager believes to be no less favorable to the Company than generally available from third parties; however, loan terms will be established by the Manager in good faith and not because of arm’s length negotiations.

The aggregate principal balance loaned by Grant Cardone to the Company to acquire the investments amounted to $17,287,119. The notes were unsecured and bore interest at a rate of 6% and were paid off in full during 2022. For the years ended December 31, 2025 and 2024, the Company did not incur interest expense. As of December 31, 2025 and 2024, accrued interest amounted to $110,204 and $110,204, respectively, and is included as a component of due to affiliates in the accompanying balance sheets. The accrued interest does not bear further interest.

Interest Rate Cap Extension Loans:

An affiliate of the Company’s Manager has made loans aggregating to approximately $13,715,000 to certain Cardone Member LLCs or SPE’s in order to secure interest rate cap extensions as required by the underlying lender financing the property. The loans bear interest at a rate of 5% and principal and accrued interest are due and payable at the earlier of twelve years from the effective date or upon the occurrence of a payment acceleration clause as defined in the agreement. As of December 31, 2024, the affiliate of the Manager was owed $13,514,000 of principal and $640,000 of accrued interest.

During 2025, the affiliate made additional loans of $2,948,000 to certain Cardone Member LLCs for the same purpose. These loans bear interest at a fixed rate of 6.5% per annum. Principal and accrued interest are due and payable at the earlier of twelve years from the effective date or upon the occurrence of a payment acceleration clause as defined in the agreement.

The affiliate also received repayments of $2,641,000 in principal and $148,000 in interest.

As of December 31, 2025, the Manager is owed $15,251,000 of principal and $1,203,000 of accrued interest.

Line of Credit Advances:

On December 24, 2024, the Company’s Manager advanced $2,958,750 to one of the Cardone Member LLCs and on January 9, 2025, an additional $8,684,375 was advanced to another Cardone Member LLC. These advances were funded by the Manager’s existing line of credit facilities and are payable on demand. The respective Cardone Member LLCs will reimburse the Manager for the interest expense charged by the lending institution attributable to their respective advances. The interest on the line of credit is variable and as of December 31, 2025 the rate was 6.12%.

As of December 31, 2025, the Manager was owed $11,643,000 of principal and $634,000 of interest reimbursement by the respective Cardone Member LLCs.

Deferred Distributions to Manager	Class B Interest

20% profits interest and 20% of Distributable Cash. Note that the Manager may choose (in its sole discretion) to defer the allocation of the full 20% of Distributable Cash to Class B Members until after Class A Members have had all of their Capital Contributions returned. As of December 31, 2025, no distribution payments have been declared or made to Class B Members. The Manager has deferred distributions of $2,130,575, which is expected to be paid when a Capital Transaction occurs.

The Manager in its sole discretion, may suspend, delay, accrue, or forego payment of any of the fees listed above unless otherwise contractually bound. Fees not paid when earned will be paid at such later time as the Manager may determine in its sole discretion, as an expense of the Company when Company resources allow, or will be paid when after the sale of the Company’s assets. A full list of fees paid to the CREA and a discussion of other related party transactions is contained in Note 5 to our financial statements in “Item 7. Financial Statements”, which is incorporated by reference herein as if fully set forth herein.

Item 6. Other Information – None.

12

Item 7. Financial Statements

CARDONE REIT I, LLC

Financial Statements and Independent Auditor’s Report

F-1

INDEPENDENT AUDITOR'S REPORT

Cardone REIT I, LLC

Aventura, Florida

Opinion

We have audited the accompanying financial statements of Cardone REIT I, LLC, which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations, changes in members' equity and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardone REIT I, LLC as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Cardone REIT I, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Cardone REIT I, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on these financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Cardone REIT I, LLC’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Cardone REIT I, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Kaufman, Rossin & Co., P.A.

April 30, 2026

Miami, Florida

F-2

CARDONE REIT I, LLC BALANCE SHEETS AS OF DECEMBER 31, 2025 AND 2024

	2025	2024
Assets:
Cash	$891,265	$1,240,013
Other assets	22,726	22,726
Investments in unconsolidated investees	32,932,258	40,375,664
Total Assets	33,846,249	41,638,403

Liabilities and Members' Equity

Liabilities:
Due to affiliates	1,364,854	690,341
Accounts payable	19,091	48,014
Distributions payable	748,030	838,430
Offering proceeds	-	-
Total Liabilities	2,131,975	1,576,785

Members' Equity:
Class A Units, 75,000 authorized, 74,934 issued and outstanding as of December 31, 2025, 74,936 issued and outstanding as of December 31, 2024	74,934,000	74,936,000
Class B Units, 1,000 authorized, 1,000 issued and outstanding	-	-
Accumulated distributions	(8,522,301)	(5,432,505)
Offering and syndication costs	(792,025)	(792,025)
Accumulated deficit	(33,905,400)	(28,649,852)
Total Members' Equity	31,714,274	40,061,618
Total Liabilities and Members' Equity	$33,846,249	$41,638,403

See accompanying notes, which are an integral part of these financial statements.

F-3

CARDONE REIT I, LLC STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
Equity in losses of unconsolidated investees	$(4,359,694)	$(8,920,021)

Expenses:
Asset management fees	749,362	749,364
Professional and other fees	165,895	245,297
Total expenses	915,257	994,661

Other income:
Interest income	19,403	157,388
Other income	-	4,500
Total other income	19,403	161,888

Net loss	$(5,255,548)	$(9,752,794)

See accompanying notes, which are an integral part of these financial statements.

F-4

CARDONE REIT I, LLC
STATEMENTS OF CHANGES IN MEMBERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

		Class A		Class B
	Total	Units	Amount	Units	Amount
Balance, December 31, 2023	52,765,248	74,936	52,765,248	1,000	-
Distributions to unit holders	(2,950,836)	-	(2,950,836)	-	-
Net loss	(9,752,794)	-	(9,752,794)	-	-
Balance, December 31, 2024	$40,061,618	74,936	$40,061,618	1,000	$-
Redemption of units	(2,000)	(2)	(2,000)		-
Distributions to unit holders	(3,089,796)	-	(3,089,796)	-	-
Net loss	(5,255,548)	-	(5,255,548)	-	-
Balance, December 31, 2025	$31,714,274	74,934	$31,714,274	1,000	$-

See accompanying notes, which are an integral part of these financial statements.

F-5

CARDONE REIT I, LLC STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024
Cash flows from operating activities:
Net loss	$(5,255,548)	$(9,752,794)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in losses of unconsolidated investees	4,359,695	8,920,021
Distributions from unconsolidated investees	3,083,711	2,944,735
Changes in operating assets and liabilities:
Other assets	-	(22,726)
Due to affiliates	674,513	(353,909)
Accounts payable	(28,923)	43,514
Net cash provided by operating activities	2,833,448	1,778,841

Cash flows from investing activities:
Investments in unconsolidated investees	-	(10,689,846)
Net cash used in investing activities	-	(10,689,846)

Cash flows from financing activities:
Redemption of Units	(2,000)	-
Distributions to unit holders	(3,180,196)	(2,588,148)
Net cash provided by financing activities	(3,182,196)	(2,588,148)

Net Change in Cash	(348,748)	(11,499,153)

Cash, beginning of year	1,240,013	12,739,166

Cash, end of year	$891,265	$1,240,013

Supplemental Disclosure of Cash Flow Information:
Interest paid	$-	$-
Income taxes paid	$-	$-
Supplemental Disclosure of Noncash Financing and Investing Activities:
Distributions declared and unpaid at the balance sheet date	$748,030	$838,430

See accompanying notes, which are an integral part of these financial statements.

F-6

CARDONE REIT I, LLC
NOTES TO FINANCIAL STATEMENTS
For the years ended December 31, 2025 and 2024

NOTE 1: NATURE OF OPERATIONS

Cardone REIT I, LLC (the “Company”), is a limited liability company organized on July 22, 2021, under the laws of Delaware. The Company is located in Aventura, Florida. The Company was formed to raise up to $75 million under Regulation A Plus from a wide range of investors, with a primary focus on individual non-accredited investors, to acquire investments in multifamily and commercial real estate. The Company invests through limited liability companies (“Cardone Members LLC’s”) (treated as partnerships) that own a single multifamily property or commercial property (through single purpose entities “SPE”s). The Cardone Member LLC’s are co-owned by the Company (through a 10%-20% ownership interest), a Cardone Equity Fund (“CEF”), a related entity for accredited investors with common management, and Grant Cardone, manager of Cardone Capital LLC. Grant Cardone typically owns from 0% to 2.5% of the LLC’s. The fundraising activity was primarily done through Cardone Capital LLC’s (the “Manager”) online platform. As of December 31, 2025, the Company has issued 74,934 Class A units and 1,000 Class B units and has invested in seven multifamily real estate properties located in Florida and one commercial office complex located in Scottsdale, Arizona.

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended.

The Members and their respective percentage interests (“Percentage Interests”) are as follows as of December 31, 2025, based on total commitments:

Percentage
Interests
Class A Members	100%
Class B Members	-
Total	100%

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared under accounting principles generally accepted in the United States of America ("GAAP").

Cash and Concentration of Cash Balance

The Company's cash in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2025, the Company had approximately $641,000 with financial institutions in excess of federally insured limits.

Investment in Unconsolidated Investees

Investments in limited liability companies in which the Company has a noncontrolling interest, but otherwise exercises significant influence, are accounted for under the equity method of accounting whereby the investment is comprised of contributions, offset by distributions, and adjusted for the Company's proportionate share of the investee's earnings or losses. The Company's share of losses from an equity method investment is recognized only to the extent of the Company's investment in such entity. Once the Company's investment has been reduced to zero, the Company does not recognize additional losses unless the Company has guaranteed obligations to the investee, committed additional funding or is otherwise required to provide financial support. Management recognizes a loss on the value of its investments when an other than temporary decline has occurred based on analysis of the excess carrying value of the investment compared to its fair value and the length of time such excess occurs.

Distributions received from unconsolidated investees are classified using the nature of the distribution approach in the statement of cash flows. Under this approach, distributions received should be classified on the basis of the nature of the activity of the investee that generated the distribution as either a return on investment (classified as operating cash inflow) or a return of investment (classified as investing cash inflow). Distributions received in excess of basis are recognized as income in the statement of operations as a component of equity in losses of unconsolidated investees.

Offering and Syndication Costs

Offering and syndication costs represent costs incurred in connection with the offering and syndication of member’s interests. These costs are reflected as a direct reduction of Class A equity. The Company did not incur syndication costs for the years ended December 31, 2025 and 2024.

F-7

Distributions Payable

Distributions payable represents dividends declared but unpaid as of the balance sheet dates.

Income Taxes

The Company has elected to be taxed as a REIT pursuant to Sections 856 - 860 of the Internal Revenue Code. Generally, as a qualified REIT, the Company is not subject to federal income tax to the extent that it distributes its taxable income to the members and complies with certain statutory organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal and state income taxes (including applicable alternative minimum taxes) based on its taxable income using the applicable corporate income tax rates. The Company may be subject to certain state and local income taxes, as well as federal income tax on any undistributed taxable income.

The Company assesses its tax positions in accordance with Accounting for Uncertainties in Income Taxes as prescribed by the Accounting Standards Codification, which provides guidance for financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return for open tax years (generally a period of three years from the later of each return’s due date or the date filed) that remain subject to examination by the Company’s major tax jurisdictions.

The Company assesses its tax positions and determines whether it has any material unrecognized liabilities for uncertain tax positions. The Company records these liabilities to the extent it deems them more likely than not to be incurred. Interest and penalties related to uncertain tax positions, if any, would be classified as a component of income tax expense.

The Company believes that it does not have any significant uncertain tax positions requiring recognition or measurement in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and results of operations.

NOTE 3: INVESTMENTS IN UNCONSOLIDATED INVESTEES

As of December 31, 2025 and 2024, the Company owned noncontrolling interests in eight limited liability companies which own and operate multi-family and commercial rental properties. Since the Company does not control the investee, it reflects its investments in such limited liability companies on the equity method.

The Company's investments in unconsolidated investees as of December 31, 2025 and 2024 consisted of the following:

Investment in unconsolidated investees	Las Olas	Riverwalk	Sunrise	Miami River	Corporate Center	The Edison	Icaria	Coral Pointe	Total
Ownership Interest	20.00%	20.00%	20.00%	15.00% / 10.82%²	20.00%	20.00%	10.00%	18.27%
Balance, January 1, 2024	$4,801,480	$3,009,700	$67,012	$3,751,468	$14,066,226	$9,719,186	$5,635,502	$—	$41,550,574
Contributions	—	—	—	—	—	—	—	10,689,846	10,689,846
Distributions	(244,725)	(186,481)	(125,706)	(74,719)	(1,097,215)	(542,542)	(291,678)	(381,669)	(2,944,735)
Proportionate share of 2024 activity	(3,039,519)	(1,714,820)	(441,306)	(1,283,252)	39,703	(1,694,962)	(348,188)	(437,677)	(8,920,021)
Balance, December 31, 2024	1,517,236	1,108,399	—	2,393,497	13,008,714	7,481,682	4,995,636	9,870,500	40,375,664
Distributions	(246,976)	(134,214)	(125,906)	(242,133)	(988,473)	(467,068)	(351,011)	(527,930)	(3,083,711)
Proportionate share of 2025 activity¹	(1,270,260)	(974,185)	125,906	(1,165,159)	68,315	(847,673)	(55,811)	(240,828)	(4,359,695)
Balance, December 31, 2025	$—	$—	$—	$986,205	$12,088,556	$6,166,941	$4,588,814	$9,101,742	$32,932,258

[1]	As of December 31, 2025, the Company’s investments balance in Las Olas, Riverwalk, and Sunrise were reduced to zero. The Company will resume recognizing its proportionate share of earnings or losses only after these assets generate net income sufficient to recover the Company’s share of previously unrecognized losses. As of 12/31/2025, the Company had cumulative unrecognized losses of $5,367,950 from these three assets.

[2]	See Note 5, Co-Investments - Footnote 1.

F-8

The 2025 and 2024 results of operations and financial position of the Company’s unconsolidated investees are summarized as follows:

Condensed Statement of Operations	Las Olas	Riverwalk	Sunrise	Miami River	Corporate Center	The Edison	Icaria	Coral Pointe	Total
YEAR ENDED DECEMBER 31, 2024
Revenue	$17,307,395	$10,648,258	$11,027,948	$11,249,220	$6,991,531	$7,824,452	$5,658,060	$4,428,014	$75,134,878
Operating Expenses	20,190,890	11,870,868	12,004,761	13,582,982	6,823,482	13,422,214	9,180,360	6,857,097	93,932,654
Income (Loss) from Operations	(2,883,495)	(1,222,610)	(976,813)	(2,333,762)	168,049	(5,597,762)	(3,522,300)	(2,429,083)	(18,797,776)
Other Income (Expenses)	(12,314,103)	(7,351,491)	(7,908,921)	(6,221,255)	30,468	(2,877,049)	40,431	33,908	(36,568,012)
Net Income (Loss)	(15,197,598)	(8,574,101)	(8,885,734)	(8,555,017)	198,517	(8,474,811)	(3,481,869)	(2,395,175)	(55,365,788)
YEAR ENDED DECEMBER 31, 2025
Revenue	17,152,362	10,664,755	11,257,320	11,495,097	7,276,940	7,311,476	5,482,330	5,414,264	76,054,544
Operating Expenses	19,791,228	11,957,385	11,651,201	12,568,124	7,092,983	8,663,503	6,083,979	6,771,981	84,580,384
Income (Loss) from Operations	(2,638,866)	(1,292,630)	(393,881)	(1,073,027)	183,957	(1,352,027)	(601,649)	(1,357,717)	(8,525,840)
Other Income (Expenses)	(12,258,813)	(7,227,614)	(7,570,976)	(7,903,509)	157,619	(2,886,339)	43,520	39,792	(37,606,320)
Net Income (Loss)	$(14,897,679)	$(8,520,244)	$(7,964,857)	$(8,976,536)	$341,576	$(4,238,366)	$(558,129)	$(1,317,925)	$(46,132,160)

Condensed Balance Sheet	Las Olas	Riverwalk	Sunrise	Miami River	Corporate Center	The Edison	Icaria	Coral Pointe	Total
AS OF DECEMBER 31, 2024
Total Assets	$189,447,550	$113,992,373	$96,021,854	$123,816,765	$69,849,273	$83,555,941	$50,172,319	$54,379,921	$781,235,996
Total Liabilities	181,861,386	108,447,089	102,701,043	107,860,126	4,805,697	46,136,683	215,957	363,776	552,391,757
Members' Equity (Deficit)	7,586,164	5,545,284	-6,679,189	15,956,639	65,043,576	37,419,258	49,956,362	54,016,145	228,844,239
AS OF DECEMBER 31, 2025
Total Assets	176,335,182	106,329,971	88,055,570	113,662,030	64,151,390	78,565,301	46,088,391	49,994,011	723,181,846
Total Liabilities	184,880,515	109,976,279	103,329,147	90,367,009	3,757,520	47,717,616	200,277	259,882	540,488,245
Members' Equity (Deficit)	$(8,545,333)	$(3,646,308)	$(15,273,577)	$23,295,021	$60,393,870	$30,847,685	$45,888,114	$49,734,129	$182,693,601

NOTE 4: MEMBERS' EQUITY

The Company is governed by its amended operating agreement dated October 29, 2021, which limits the liability of its members to their total capital contributions and provides for the Company to continue in perpetuity until dissolved in accordance with the operating agreement. The Company’s membership interest is comprised of Class A and Class B Units. Class A units are non-voting units on any matter. Class B Units, which were issued to the Manager at formation as founder’s interests, are entitled to one vote per Class B Unit on all matters upon which the Members have the right to vote under the operating agreement.

The Company offered 75,000 Class A Interests at $1,000 per unit through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A Plus”, and sold the units directly to investors and not through registered broker-dealers who are paid commission. The minimum investment was $5,000. The maximum amount to be raised in the offering was $75 million. Class A Members’ capital contributions represent substantially all of the contributed capital of the Company. Class A Members are entitled to 80% of distributable cash from operations and receive priority distributions of distributable cash from capital transactions until their total unreturned capital contributions are reduced to zero. Class B Units were issued to the Manager at formation and were not required to make capital contributions. Class B Members participate in allocations and distributions of distributable cash as provided in the operating agreement. Generally, Class B members are entitled to 20% distributable cash from operations and to a “Catch-Up Allocation” and residual 20% share of distributable cash from capital transactions after Class A Members have received full return of their capital contributions.

F-9

The Manager evaluates available cash for potential distributions not less than annually and may declare distributions at its discretion, subject to available distributable cash and applicable law. Generally, distributable cash is allocated between Class A and Class B Members as follows:

I.	Distributable cash from operations: will be allocated eighty percent (80%) to Class A Members and twenty percent (20%) to Class B Members.

II.

Distributable cash from Capital Transactions: the Manager may elect to reinvest some or all of the proceeds from Capital Transaction. In the event the Manager elects not to reinvest Capital Transactions proceeds, distributable cash will be allocated in the following priority:

a.	First, the Class A Members will be allocated 100% of distributable cash until the Class A Members’ total capital contributions are reduced to zero

b.

Second, the Class B Members will be allocated a “Catch-Up Allocation,” whereby they are allocated 100% of distributable cash until the Class B Members have been allocated 20% of all distributable cash allocated to date other than distributable cash allocated to Class A Members for return of capital contributions

c.	Finally, the remaining distributable cash will be allocated 80% to the Class A Members and 20% to the Class B Members

The Manager may reallocate any portion of distributable cash from Class B Members to the Class A Members, or vice versa, provided that cumulative distributions to Class A Members equal at least 80% of total distributable cash to date. From inception through December 31, 2025, the Manager has distributed all distributable cash to the Class A Members totaling $8,522,301. When cash flow from operations increases or an exit occurs, the Manager may adjust cash distributions to be allocated cumulatively on the 80% / 20% basis. As of December 31, 2025, this would result in a distribution of $2,130,575 to the Manager.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company has engaged the Manager to manage the Company under a management agreement. The Company is subject to the following fees under this agreement:

Acquisition Fee

To compensate the Manager for sourcing, evaluating, structuring, underwriting, and negotiating the Company’s acquisitions, the Company or its underlying investment, will pay the Manager a 1% acquisition fee on each investment’s fixed asset purchase price. For the years ended December 31, 2025 and 2024, $0 and $560,000 of acquisition fees were paid to the Manager, respectively, of which the Company’s proportional share totaled $0 and $108,330, respectively. As of December 31, 2025 and 2024, all acquisition fees have been paid, with a total of $8,892,500 capitalized into the basis of the acquired properties. The Company's proportional share, based on its ownership interest in the underlying investments, totaled $1,641,830 and is included in the investment cost.

Disposition Fee

To compensate the Manager for services rendered in preparing for, negotiating, and executing the sale of real estate investments, the Company will pay the Manager, a disposition fee equal to 1% of the gross sale price of each investment. This fee will be paid at the disposition of real estate. As of December 31, 2025, no investments have been sold.

Asset Management Fee

The Company will pay the Manager, or its designated affiliate, a 1% annualized Asset Management Fee calculated based on the total Contributed Capital made to the Company by its Members. This fee will be payable monthly at the discretion of the Manager. For the years ended December 31, 2025 and 2024, the Company incurred $749,362 and $749,364, respectively, in asset management fee expense, of which $1,183,120 and $433,758 remains payable as of December 31, 2025 and 2024, respectively, and is included as a component of due to affiliates in the accompanying balance sheets.

Marketing Fee

A portion of the property management fees paid by the Cardone Member LLC's to one of the property managers was remitted to a designated affiliate of the Manager for assistance with the properties' marketing program. The Company's proportional share of this fee totaled $97,443 and $114,481 for the years ended December 31, 2025 and 2024, respectively.

Notes Payable

When each Cardone Member LLC purchases a multifamily property, Grant Cardone contributes his equity and loans the funds needed to purchase the property to each Cardone Member entity. The aggregate principal balance loaned by Grant Cardone to the Company to acquire the investments amounted to $17,287,119. The notes were unsecured and bore interest at a rate of 6% and were paid off in full during 2022. For the years ended December 31, 2025 and 2024, the Company did not incur interest expense. As of December 31, 2025 and 2024, accrued interest amounted to $110,204 and $110,204, respectively, and is included as a component of due to affiliates in the accompanying balance sheets.

F-10

Expense Advance Reimbursement Agreement

A. Interest Rate Cap Extension Loans

During the years ended December 31, 2023 and December 31, 2024, an affiliate of the Company’s Manager made loans aggregating to approximately $13,715,000 to certain Cardone Member LLCs or SPE’s in order to secure interest rate cap extensions as required by the underlying lender financing the property. These loans bear interest at a rate of 5% per annum. Principal and accrued interest are due and payable at the earlier of (i) twelve years from the respective effective dates, or (ii) the occurrence of a payment acceleration event as defined in the applicable agreements.

As of December 31, 2024, the affiliate of the Manager was owed $13,514,000 of principal and $640,000 of accrued interest.

During the year ended December 31, 2025, the affiliate made additional loans of $4,378,000 to certain Cardone Member LLCs for the same purpose. These loans bear interest at a fixed rate of 6.5% per annum. Principal and accrued interest are due and payable at the earlier of (i) twelve years from the respective effective dates, or (ii) the occurrence of a payment acceleration event as defined in the applicable agreements.

The affiliate also received repayments of $2,641,000 in principal and $148,000 in interest.

As of December 31, 2025, the affiliate of the Manager was owed $15,251,000 of principal and $1,203,000 of accrued interest by the respective Cardone Member LLCs.

B. Line of Credit Advances

On December 24, 2024, the Manager advanced $2,958,750 to one Cardone Member LLC, and on January 9, 2025, an additional $8,684,375 was advanced to another Cardone Member LLC. These Advances were funded by the Manager's existing line of credit facilities and are payable on demand. The respective Cardone Member LLCs will reimburse the Manager for the interest expense charged by the lending institution attributable to their respective advances. The interest on the line of credit is variable and as of December 31, 2025 the rate was 6.12%.

As of December 31, 2025, the Manager was owed $11,643,000 of principal and $634,000 of interest reimbursement by the respective Cardone Member LLCs.

Co-investments

As of December 31, 2025, the Company had co-invested with CEF XVI, CEF XVII, CEF XVIII, CEF 20, CEF 21, CEF 22, CEF 23, CEF 27, and Grant Cardone across its eight investments. See co-investment detail in the table below.

	Las Olas		Riverwalk		Sunrise		Miami River[1]
Entity	Capital Contributed	Ownership %	Capital Contributed	Ownership %	Capital Contributed	Ownership %	Capital Contributed	Ownership %
The Company	$12,580,000	20.00%	$7,040,000	20.00%	$5,380,000	20.00%	$7,050,000	10.82%
CEF XVI	48,747,500	77.50
CEF XVII			27,280,000	77.50
CEF XVIII					21,251,000	79.00
CEF 20							38,775,000	59.53
CEF 27							18,135,873	27.84
Grant Cardone	1,572,500	2.50	880,000	2.50	269,000	1.00	1,175,000	1.81
Members' Equity	$62,900,000	100.00%	$35,200,000	100.00%	$26,900,000	100.00%	$65,135,873	100.00%

1 On August 8, 2025, Cardone Miami River LLC admitted Cardone Equity Fund 27, LLC (“CEF 27”) as a new partner, with CEF 27 acquiring a 27.84% ownership interest. Proceeds from the transaction were used to repay existing debt and refinance the remaining balance with a new $90,846,000 five-year fixed-rate mortgage loan at 4.895%. As a result of this transaction, the Company’s ownership interest in Miami River decreased from 15.00% to 10.82%.

	Corporate Center		The Edison		Icaria		Coral Pointe
Entity	Capital Contributed	Ownership %	Capital Contributed	Ownership %	Capital Contributed	Ownership %	Capital Contributed	Ownership %
The Company	$14,600,000	20.00%	$10,440,000	20.00%	$5,639,633	10.00%	$10,689,846	18.27%
CEF 21	58,400,000	80.00
CEF 22			41,212,000	78.95	50,756,697	90.00
CEF 23							47,810,154	81.73
Grant Cardone			548,000	1.05
Members' Equity	$73,000,000	100.00%	$52,200,000	100.00%	$56,396,330	100.00%	$58,500,000	100.00%

F-11

NOTE 6: FINANCIAL RISKS AND UNCERTAINTIES

The Company is subject to several risks including the following:

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to raise funds to fulfill its commitments, including inability to sell investments quickly or close to fair value.

Market Risk

Market risk is the potential loss that can be caused by increases or decreases in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counterparties fail to perform pursuant to the terms of their obligations.

NOTE 7: SUBSEQUENT EVENTS

On March 18, 2026, the Company authorized and declared a distribution to the Company's Class A Members of 4.00% on an annualized basis for the period from December 16, 2025 to March 15, 2026. The total distribution of $739,074 was paid to Class A members on April 15, 2026.

Management has evaluated the impact of all subsequent events through April 30, 2026, which is the date that these financial statements were available to be issued and has determined that there were no subsequent events requiring adjustment to or disclosure in the financial statements, other than those already disclosed in the accompanying notes.

F-12

Item 8. Exhibits

Exhibit 2.1*

Certificate of Formation (Incorporated by reference to Exhibit 2.1 to Cardone REIT I, LLC Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 08, 2021 (File No. 024-11674)

Exhibit 2.2*

Amended Operating Agreement of Cardone REIT I, LLC, dated October 29, 2021, (Incorporated by reference to Exhibit 2.2 to Cardone REIT I, LLC Current Report Pursuant to Regulation A on Form 1-U as filed with the Securities and Exchange Commission on November 1, 2021 (File No. 024-11674)

Exhibit 4.1*

Subscription Agreement for Class A Units (Incorporated by reference to Exhibit 4.1 to Cardone REIT I, LLC Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 08, 2021 (File No. 024-11674)

Exhibit 6.1*

Transfer Agency and Service Agreement Between Cardone REIT I, LLC and Computershare Trust Company, N.A. and Computershare Inc. (Incorporated by reference to Exhibit 6.1 to Cardone REIT I, LLC Regulation A Offering Statement on Form 1- A as filed with the Securities and Exchange Commission on October 08, 2021 (File No. 024-11674)

Exhibit 11.1	Independent Auditor’s Inclusion Letter

* Filed previously and incorporated herein by reference

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardone REIT I, LLC

By:	Cardone Capital LLC, its Manager

By:	/s/ Grant Cardone
Name:	Grant Cardone
Title:	Chief Executive Officer
Date:	April 30, 2026

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grant Cardone	Chief Executive Officer of Cardone Capital LLC, the Company’s Manager	April 30, 2026
Grant Cardone	(Principal Executive Officer)

/s/ Rey Valdez	Director of Accounting of Cardone Real Estate Acquisitions LLC	April 30, 2026
Rey Valdez	(Principal Financial Officer) (Principal Accounting Officer)

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